TAX ALLOCATION AGREEMENT



TAX ALLOCATION AGREEMENT effective as of September                    , 1993
among

Casino Magic Corp. ("Casino Magic"), Mardi Gras Casino Corp. ("Bay St. Louis"), Biloxi

Casino Corp. ("Biloxi"), and Casino Magic Finance Corp. ("Finance') Atlantic-Pacific Corp.

("Atlantic"), Bay St. Louis Corp. ("BSL"), Delta Casino Corp. ("Delta"), Gulfport Casino

Corp. ("Gulfport"), Casino Advertising Inc. ("Advertising"), Mobile Casino
Corp.
("Mobile"), Alabama Corporation ("Alabama"), St. Louis Casino Corp. ("St. Louis") and Casino Magic Management Services Corp. ("CMMS"). Each of Bay St. Louis, Biloxi, Atlantic, BSL, Delta, Gulfport, Advertising, Finance, Mobile, Alabama, St. Louis and CMMS (and any future direct or indirect subsidiaries of Casino Magic) is referred to herein as a "Subsidiary," and all are collectively referred to as the "Subsidiaries."
     Casino Magic and the Subsidiaries are members of an affiliated group of corporations (collectively, the "Group"), as such group is defined in
Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which Casino Magic is the common parent, and file consolidated federal income tax returns. In addition, Casino Magic and the Subsidiaries may be eligible to file consolidated or combined state or local income or franchise tax returns. Casino Magic and the Subsidiaries desire to allocate the benefits and burdens that arise from carryforwards and carrybacks, capital loss carryforwards, and carrybacks, investment tax credit carryforwards and carrybacks and similar such items) if it were filing its federal income tax returns separately for that Tax Year and had filed separate tax returns for all other periods (including, without limitation, all periods prior to the date hereof). in computing its federal income taxes, each Subsidiary shall assume that it has made the elections, taken the deductions and credits and adopted the methods of reporting income and expense that the Subsidiary actually made, took and adopted on its federal income tax returns filed with the Group's federal income tax returns.
     A Subsidiary's share of the Group's tax liability shall equal the Group tax liability multiplied by a fraction, the numerator of which is the separate taxable income of the Subsidiary, and the denominator of which is the sum of the positive separate taxable incomes of all the Group members. The separate
taxable income of a Group member is determined under Treas.  Reg.   1.1502-12,
but adjusted to take into account consolidated items attributable to the member. If the Subsidiary's separate taxable income is zero or less, its share of the Group's tax liability shall be zero.
     1.03. Estimated Taxes. Payments due pursuant to Section 1.02 shall be made on an estimated basis, calculated, to the extent not inconsistent with
Section 1.02, in accordance with the conventions used by Casino Magic to compute its estimated tax. Estimated payments shall be made prior to the due date of the corresponding estimated payments of Casino Magic. Casino Magic shall calculate the amount payable by the Subsidiaries pursuant to this
Section 1.03 and shall provide the Subsidiaries with at least 10 days notice of any payments due. The difference, if any, between the liability of the Subsidiaries to Casino Magic for any Tax Year, computed in accordance with
Section 1.02 hereof, and the estimated payments made by the Subsidiaries to Casino Magic pursuant to this Section 1.03 shall be paid by the Subsidiaries or Casino Magic, as the case may be, prior to the date of filing of the consolidated federal income tax returns of the Group for the Tax Year. Casino Magic shall calculate the amount of the payment to or from the Subsidiaries and, if any amount is payable by the Subsidiaries to Casino Magic, shall provide the Subsidiaries with at least I 0 days notice of the amount due.
1.04. Refunds. If on the basis of the computation made by the Subsidiaries in accordance with Section 1.02 hereof, any of the Subsidiaries would have been entitled to a refund of federal income taxes for any Tax Year, Casino Magic shall pay the Subsidiary the amount of that refund at the time the income tax return for the Tax Year is filed. For example, if the Subsidiary has a net operating loss that, on a separate return basis, it could carry back and be entitled to a refund, Parent shall pay it the amount of the refund even if no refund was actually received from the Internal Revenue Service because no taxes were paid in a prior year because of Casino Magic losses. Conversely, if the Subsidiary has a net operating loss that, on a separate return basis, it could not carry back but would have to carry forward, it shall not be entitled to a refund until it could, on a separate return basis, use the carryforward even if, as a result of Casino Magic's income, the Group in fact carried back the loss and obtained a refund. Notwithstanding the foregoing, the Subsidiary shall not be entitled to any refund in excess of the amounts it has paid pursuant to Section
1.02     hereof, as modified by Section 1.05 hereof.
     1.05. Redeterminations. In the event of any adjustment to the tax return of the Group as filed (by reason of an amended return, claim for refund or an audit by the Internal Revenue Service), the liability of Casino Magic and the Subsidiaries shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability. Payments between Casino Magic and the Subsidiaries shall be made to reflect the results of this redetermination. The payments shall be made promptly before any corresponding payments to the Internal Revenue Service or promptly after the receipt of any refund from the Internal Revenue Service. Any payments shall include interest and penalties equal to the amount actually paid to, or received from, the Internal
Revenue Service with respect to the redetermination of tax liabilities.
Casino Magic shall calculate the amounts of any payments and shall give the Subsidiaries at least 10 days notice of any amounts payable by the Subsidiaries.
1.06. State and Local Taxes. If Casino Magic, the Subsidiaries, or any of them, are

eligible, but     not required, to file consolidated or combined state or
local income or

franchise tax     returns, Casino Magic shall determine, in its sole
discretion, whether to file
any such return. If Casino Magic or the Subsidiaries, or any of them, file consolidated or combined state or local income or franchise tax returns, each of the Subsidiaries shall pay to Casino Magic (or a designee of Casino Magic) with respect to each tax year of each group filing a consolidated or combined return of which the Subsidiary is a member, an amount equal to the lesser of
(i) the Subsidiary's share of the Group's consolidated state and local tax liability and (ii) the amount of state or local income or franchise tax that the Subsidiary would pay as a separate corporation for the tax year. Casino Magic (or a designee of Casino Magic) shall pay to the Subsidiary with respect to each tax year of each group filing a consolidated or combined return of which the Subsidiary is a member the amount of any refunds the Subsidiary would have received from any state or local authority were it a separate corporation for that tax year. The computations of these amounts, their payments, any refunds, all elections, and any adjustments shall be treated analogously to the treatment of federal income taxes in Sections 1.02 through
1.06 above.
     1.07. Indemnification. Casino Magic shall indemnify the Subsidiaries for any federal, state or local tax liability of Casino Magic, whether imposed
pursuant to Treas.  Reg.   1.1502-6, any state or local counterparts to that
provision or otherwise.  Any
indemnification payments are to be made on an after-tax basis within ten days of the Subsidiary notifying Casino Magic of its liability.
     1.08.     New Group Members.  If at any time Casino Magic or a
Subsidiary acquires or creates one or more subsidiary corporations that are, under Section 1504 of the Code, includable corporations of the Group, each such subsidiary corporation shall be subject to this Agreement and all references herein to a "Subsidiary," the "Subsidiaries" and to the "Group" shall include such subsidiary corporation as if it had been an original signatory hereto. Such subsidiary corporations shall be considered as "Subsidiaries" and as a part of the "Group" for all purposes hereof. The members of the Group covenant that they will require any such subsidiary corporation to sign a document whereby such subsidiary corporation will be liable under all provisions of this Agreement.
     1.09. Information. The Subsidiaries shall provide Casino Magic with any information Casino Magic may need in connection with Casino Magic's federal, income tax return and with any state or local income or franchise tax, consolidated or combined returns. Casino Magic shall prepare, or have prepared, the federal consolidated income tax return and any state or local consolidated or combined income or franchise tax returns. Casino Magic and the Subsidiaries shall cooperate with each other in the preparation of all federal, state or local income tax returns.
     1.10. Audits. Casino Magic shall act as the Subsidiaries' agent in the event of any audit of Casino Magic's federal consolidated income tax return and any state or local consolidated or combined income or franchise tax returns and in any administrative or judicial proceedings with respect to THOSE returns. Casino Magic and the Subsidiaries shall cooperate with each other in such audits, administrative or judicial proceedings.
Section 2. Miscellaneous
     2.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses:


If to Casino Magic:

Casino Magic Corp.
711 Casino Magic Drive
Bay St. Louis, Miss. 39520



Attn:     Joseph A. Anderson Chief Financial Officer



with a copy to:

Frommelt & Eide, Ltd.
200 Second Avenue South
Minneapolis, Minnesota 55402



Attn: Roger H. Frommelt, Esq.



If to Bay St. Louis:

Mardi Gras Casino Corp.
711 Casino Magic Drive
Bay St. Louis, Miss. 39520



Attn:     Joseph A. Anderson Chief Financial Officer



If to Biloxi:

Biloxi Casino Corp.
711 Casino Magic Drive
Bay St. Louis, Miss. 39520



Attn:     Joseph A. Anderson Chief Financial Officer

If to Finance:

Casino Magic Finance Corp.
711 Casino Magic Drive
Bay St. Louis, Miss. 39520



Attn:     Joseph A. Anderson Chief Financial Officer



All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.
     2.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.
     2.03 Expenses. Each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.
     2.04 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the parties hereto. Casino Magic and each Subsidiary shall, cause each of their respective subsidiaries (including any future subsidiaries) to become a party to this Agreement by executing a counterpart to this Agreement.
     2.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
     2.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of each other party hereto and any attempt to do so will be void.
2.07 Headings. The headings used in this Agreement have been inserted for

convenience     of reference only and do not define or limit the provisions hereof.

2.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
     2.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the Conflicts of laws principles thereof.
     2.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


DATED:       October 14, 1993.               CASINO MAGIC CORP.
                                      By: /s/ MARLIN F. TORGUSON
                                      Its: President and Chief Executive
Officer

DATED:       October 14, 1993.               MARDI GRAS CASINO CORP.

                                         By:/s/ MARLIN F. TORGUSON
                         Its:  President and Chief Executive Officer


DATED:       October 14, 1993.                 BILOXI CASINO CORP.
                                          By: /s/ MARLIN F. TORGUSON
                           Its:  President and Chief Executive Officer

DATED:       October 14, 1993.             CASINO MAGIC FINANCE CORP.
                                            By: /s/ MARLIN F. TORGUSON
                         Its:  President and Chief Executive Officer

DATED:       October 14, 1993.                  ATLANTIC PACIFIC CORP.
                                          By: /s/ MARLIN F. TORGUSON
                           Its:  President and Chief Executive OFFICER
DATED:       October 14, 1993.               BAY ST.  LOUIS CORP.
                                       By: /s/ MARLIN F. TORGUSON
                       Its:  President and Chief Executive Officer


DATED:       October 14, 1993.                  DELTA CASINO CORP.
                                        By: /s/ MARLIN F. TORGUSON
                       Its:  President and Chief Executive Officer


DATED:       October 14, 1993.             GULFPORT CASINO CORP.
                                      By: /s/ MARLIN F. TORGUSON
                        Its:  President and Chief Executive Officer



DATED:       October 14, 1993.              CASINO ADVERTISING INC.
                                          By: /s/ MARLIN F. TORGUSON
                          Its:  President and Chief Executive Officer

DATED:       October 14, 1993.                  MOBILE CASINO CORP.
                                           By: /s/ MARLIN F. TORGUSON
                         Its:  President and Chief Executive Officer

DATED:       October 14, 1993.            ST. LOUIS CASINO CORP.
                                        By: /s/ MARLIN F. TORGUSON
                         Its:  President and Chief Executive Officer



DATED:       October 14, 1993                CASINO MAGIC MANAGEMENT
                                                    SERVICES CORP.
                                        By: /s/ MARLIN F. TORGUSON
                        Its:   President and Chief Executive OFFICER